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                             FOR IMMEDIATE RELEASE
                             ---------------------


                          THAYER-BLUM FUNDING, L.L.C.
                              CLOSES TENDER OFFER
    _______________________________________________________________________


     WASHINGTON, D.C., August 24, 2000 - Thayer-BLUM Funding, L.L.C. (Thayer-
BLUM), today announced the acceptance for purchase of 5,625,000 shares of common stock, par value $0.01 per share of EFTC Corporation (NASDAQ: EFTC) at a price of $4.00 per share which were tendered pursuant to the tender offer commenced on July 20, 2000.

     The offer expired at 12:00 midnight, New York City time, on Tuesday August 22, 2000. Based on a preliminary report from the Depositary for the tender, 12,329,930 shares of EFTC common stock had been validly tendered and not withdrawn pursuant to the tender offer, including 555,713 shares tendered pursuant to Notices of Guaranteed Delivery. This represents 6,704,930 more shares than were sought in the tender offer, and shares will therefore be purchased on a pro rata basis.

     Consummation of the tender offer is the final stage of a public recapitalization of the EFTC. In the first stage of the recapitalization transaction, on March 30, 2000, Thayer-BLUM invested a total of $54 million in EFTC in exchange for senior subordinated exchangeable notes and warrants. In the second stage, on July 14, 2000, Thayer-BLUM invested an additional $14 million in EFTC senior exchangeable notes.

     As a result of the EFTC shareholders' approval of certain aspects of the transaction and consummation of the tender offer, (A) the senior subordinated exchangeable notes issued in March were exchanged for senior subordinated convertible notes that are convertible into common stock at a conversion price of $2.58 per share and (B) the senior subordinated exchangeable notes issued in July were exchanged for EFTC's Series B Convertible Preferred Stock which accrues dividends at a rate of 8.875% and is convertible into common stock at a conversion price of $1.80 per share. The Series B Convertible Preferred Stock votes on all matters with the common stock on an as converted basis. As a result, following consummation of the tender offer, Thayer-BLUM holds 5,625,000 shares of common stock and 14,233 shares of Series B Convertible Preferred Stock which entitle Thayer-BLUM to 13,532,407 votes representing 57.7% of the total number of votes outstanding. Additionally, the convertible note is convertible into 22,203,430 shares of common stock. If the convertible note is converted, Thayer-BLUM will be entitled to a total of 35,735,837 votes, representing 78.3% of the total number of votes then outstanding.

     EFTC Corporation is a provider of high-mix electronic services, employing over 1500 people nationwide. EFTC provides services primarily to original equipment manufacturers in the avionics, medical, instrumentation and communications industries.
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     Thayer-BLUM Funding, L.L.C., was formed by affiliates of Thayer Capital
Partners, based in Washington D.C., and BLUM Capital Partners, based in San Francisco, California. Thayer manages two private equity funds with more than $1.2 billion under management. Thayer focuses on buyouts and growth equity investments in four primary industries: information technology and services, electronics and outsourced manufacturing, travel and leisure services and outsourced business services. BLUM is a private equity and strategic block investment firm, which manages in excess of $3 billion in capital both domestically and internationally.

                                   * * * * *
     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

     Certain of the statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include the following: relations with the Company's major customer; business conditions and growth in the Company's industry and general economy; competitive factors; risks that orders may be subject to cancellation; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; uncertainties involved in implementing improvements in the manufacturing process; uncertainties regarding potential tax refunds; uncertainties regarding application of accounting principles; the ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. Neither Thayer-BLUM nor EFTC undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.